Exhibit 23.2
CONSENT OF INDEPENDENT AUDITORS
We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-110629 and No. 333-130484) and on Form S-8 (No. 333-39592, No. 333-42616, No. 333-47250, No. 333-84825, No. 333-88418, No. 333-88420, No. 333-90795, No. 333-110516, No. 333-120439 and No. 333-145332) of HLTH Corporation of our report dated February 14, 2008, with respect to the consolidated financial statements and schedule of EBS Master LLC as of and for the year ended December 31, 2007 and as of December 31, 2006 and for the period from November 16, 2006 to December 31, 2006, included in the Annual Report on Form 10-K of HLTH Corporation for the year ended December 31, 2007.

/s/ Ernst & Young LLP

Nashville, Tennessee
February 28, 2008